Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Security & Surveillance Technology, Inc.

We hereby consent to the use of our report dated September 1, 2005, with respect to the financial statements of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.) in amendment no. 2 to the Registration Statement on Form S-3/A to be filed on or about December 12, 2007. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
December 12, 2007